UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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iGo, Inc.
(Name of Registrant as Specified In Its Charter)

Charles R. Mollo; Jeffrey R. Harris
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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I.           Stockholder Correspondence

On March 10, 2009, Charles R. Mollo, a stockholder, founder and former Chairman of the Board and Chief Executive Officer of iGo, Inc., formerly known as Mobility Electronics, Inc. (the “Issuer”), and Jeffrey Harris, a stockholder and former director of the Issuer, delivered a letter to the Issuer’s board of directors setting forth their dissatisfaction with the management and direction of the company.  On March 12, 2009, management of the Issuer responded to the letter with a press release.   On March 13, 2009, Messrs. Mollo and Harris sent a response to certain stockholders known to them in the form attached as Exhibit 1 hereto.

During the course of conversations with other Stockholders, Messrs. Mollo and Harris have expressed, and may continue to express, the view that the best interests of the Stockholders would be served by the immediate resignation of the current Chairman of the Board of Directors and the current Chief Executive Officer of the Issuer, and the election of Mr. Mollo and Mr. Harris to the Board of Directors of the Issuer to fill vacancies thereon.  Also during certain of those conversations and meetings, Messrs. Mollo and Harris have encouraged, and may continue to encourage, other Stockholders to communicate to the Issuer their views regarding the direction of the Issuer.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO ANY SOLICITATION OF PROXIES BY MR. MOLLO AND MR. HARRIS AND THEIR AFFILIATES FROM THE STOCKHOLDERS, FOR USE AT ANY ANNUAL OR SPECIAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MADE AVAILABLE TO STOCKHOLDERS OF THE ISSUER, AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

EXHIBIT 1

Communication to Certain Stockholders

In case you haven’t seen it, attached is the company’s response to our recent letter.

As you probably already understand, the iGo, Inc. company response to our recent letter underscores the fact that iGo’s board and management does not understand the key issues confronting the company and the proper strategic initiatives required to create real stockholder value. They are content with their performance, which they believe has been successful, while our share price has declined from $3.91/share in June of ‘07 to a current level of about $.59/share. They don’t understand that the market places no value on a small cap company with fragile marginal profitability, as evidenced by the fact they are now expected to lose $.05/share in Q1 09 and burn significant cash. The market requires meaningful growth with a clear path to material profitability.  That is the only way we are going to create real stockholder value.

This issue is further evidenced by reference to products that will at best provide minor incremental improvements to their existing sales as their main strategic thrust, while the changes to their main stay products (i.e. removal of remote programming and poor industrial design) are deteriorating their competitiveness with their core business. In addition, while they point to these products as their key strategy for growth, they do not prioritize making a serious effort to evaluate the real structural and strategic options for the company. Again, they do not understand their strategic situation.

THIS GROSS LACK OF UNDERSTANDING IS THE REASON A MANAGEMENT AND BOARD CHANGE IS REQUIRED IMMEDIATELY.

We have now heard this dissatisfaction from a significant number of the stockholders of the company, and thus we intend to continue to raise these issues regarding iGo management and strategy. If you agree with these issues, we encourage you to contact the board of directors to express your dissatisfaction with the company, its management, and its strategic direction, as you believe appropriate.

Thanks!

THIS CORRESPONDENCE IS NOT A SOLICITATION OF OR REQUEST FOR PROXIES.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO ANY SOLICITATION OF PROXIES BY MR. MOLLO AND MR. HARRIS AND THEIR AFFILIATES FROM THE STOCKHOLDERS FOR USE AT ANY ANNUAL OR SPECIAL MEETING WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION.  WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MADE AVAILABLE TO STOCKHOLDERS OF IGO, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.